                                                                       EXHIBIT 2



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                    BETWEEN


                            METAMOR WORLDWIDE, INC.



                                      AND


                        THE CORPORATE SERVICES GROUP PLC



                       __________________________________

                            DATED AS OF JUNE 8, 1998
                       __________________________________


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            STOCK PURCHASE AGREEMENT dated as of June 8, 1998, between METAMOR WORLDWIDE, INC., a Delaware corporation (referred to herein as "Seller") and the sole shareholder of each of CORESTAFF ACQUISITION SUB #5, INC., a Colorado corporation, CORESTAFF ACQUISITION SUB #6, INC., a Delaware corporation, CORESTAFF ACQUISITION SUB #7, INC., a Delaware corporation, CORESTAFF CONSOLIDATED MANAGEMENT SOLUTIONS, INC., a Delaware corporation, CORESTAFF HOLDINGS, INC., a Delaware corporation, CORESTAFF SERVICES HOLDINGS, INC., a Delaware corporation, CORESTAFF (UK) LIMITED, a United Kingdom company, CORESTAFF BUSINESS SERVICES, INC., a Delaware corporation, CORESTAFF SUPPORT SERVICES, INC., a California corporation, LEAFSTONE, INC., a New York corporation and REGENCY STAFFING, INC., a Florida corporation (each of the foregoing subsidiaries of Seller is referred to individually as a "Constituent Company"), and THE CORPORATE SERVICES GROUP PLC, an England and Wales corporation ("Buyer"). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the issued and outstanding shares of common stock (collectively, the "Shares") of each Constituent Company. "Company" shall mean collectively each Constituent Company and any and all of their directly and indirectly held subsidiaries.

            Accordingly, Seller and Buyer hereby agree as follows:

            1.       Purchase and Sale of the Shares.

                     (a) Purchase Price. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from Seller, the Shares (and/or such other mutually agreed assets relating to the Company and not otherwise owned thereby) for an aggregate purchase price of $250,000,000 (the "Purchase Price"), as may be adjusted pursuant to Sections 1(b) and 1(c).

                     (b) Purchase Price Adjustment. The Net Working Capital (as defined below) of the Company as of the Closing Date (as defined below) will be determined in accordance with the provisions hereof, by the parties on or before five (5) days before the time of Closing and shall be based on the Company's estimated financial statements as of the Closing, which have been prepared on a pro forma basis in accordance with United States generally accepted accounting principals ("US GAAP"), and provided to Buyer (the "Estimated Net Working Capital"). In the event that the Estimated Net Working Capital is less or more than $20,720,000, the Purchase Price shall be adjusted on a dollar-for-dollar basis downward or upward, as the case may be (the "Pre-Closing Adjustment"). The Purchase Price adjusted by the Pre-Closing Adjustment is referred to herein as the "Adjusted Purchase Price."

                     (c) Post-Closing Purchase Price Adjustment. After the Closing Date, the Net Working Capital of the Company will be determined in accordance with the provisions hereof, by the parties hereto as of the Closing Date and shall be based on the Company's financial statements as of the Closing Date, which shall have been prepared by Buyer in accordance with US GAAP and provided to Seller within 120 days of the Closing Date. In the event that the Net Working Capital as of the Closing Date is less or more than the Estimated Net Working Capital, the Adjusted Purchase Price shall be adjusted on a dollar-for-dollar basis downward or upward. Within sixty (60) days of receipt of the Net Working Capital of the Company as of the Closing Date, Seller shall provide any comments relating to such Net Working Capital to Buyer. If within sixty (60) days, or such longer period agreed to by Buyer and Seller, after receipt of such comments of Seller, Seller and Buyer have not finally determined the Net Working Capital of the Company as of the Closing Date, such amount shall be determined by an independent public accounting firm agreed to by both parties and at the joint expense of both parties which determination shall be final and binding. In any event, if the Net Working Capital is determined to be less than the Estimated Net Working Capital, Seller shall pay to Buyer, within five (5) business days after such determination, an amount in cash equal to the Estimated Net Working Capital less the Net Working Capital. If the Net Working Capital is determined to be more than the Estimated Net Working Capital, Buyer shall pay to Seller, within five (5) business days after such determination, an amount in cash equal to the Net Working Capital less the Estimated Net Working Capital. "Net Working Capital" means current assets less current liabilities, with the exception of deferred income taxes, determined in accordance with US GAAP consistently applied.

            2. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002 at 10:00 a.m. on July 8, 1998 (the "Initial Closing Date"), or, if the conditions to the Closing set forth in Section 3 shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied but no later than July 31, 1998. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date". At the Closing, (i) Buyer shall deliver to Seller, by wire transfer to the bank account or accounts, designated in writing by Seller, immediately available funds in an amount equal to the Adjusted Purchase Price and (ii) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed. Seller shall designate the bank account or accounts for wire transfer of the Adjusted Purchase Price at least two business days prior to the Closing Date.

            3.       Conditions to Closing.

                     (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                             (i) Seller shall deliver to Buyer (or its designated US holding company) the Shares and all other documents reasonably requested by Buyer to transfer ownership of all assets related to the Company to be purchased by Buyer hereunder.

                             (ii)     Seller shall deliver to Buyer:

                                      (1)     a certificate of good standing of
                             the Secretary of State of each jurisdiction in which incorporated and in each jurisdiction in which qualified to do business for each Constituent Company;

                                      (2)     a certificate of an officer of
                             Seller certifying (a) the articles of
                             incorporation and bylaws (or similar charter documents) of each Constituent Company and (b) the resolutions of the Seller approving the transactions contemplated hereby;

                                      (3)     a certificate of non-foreign
                             status prepared in accordance with Treasury
                             Regulation Section  1.1445-2(b);

                                      (4)     a certificate of the Secretary of
                             Seller certifying the incumbency of each individual executing this Agreement or any other documents contemplated hereby on behalf of Seller; and

                                      (5)     the Original Form 8023 described
                             in Section 12(c)(viii).

                             (iii) The representations and warranties of Seller made in this Agreement shall be true and correct in all respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date) and in each case except for breaches as to matters that would not have a Material Adverse Closing Effect (as defined below) on the Company and/or Buyer. Seller shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, in each case except for breaches as to matters that would not have a Material Adverse Closing Effect on the Company and/or Buyer; provided, however, that this condition shall be deemed to be waived by Buyer as to any breaches of such representations and/or warranties if Seller provides to Buyer indemnification in form and substance reasonably satisfactory to Buyer and its counsel with respect to any such breach, including, if requested by Buyer, reasonable evidence of insurance or other assets sufficient to fund such indemnification. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing. "Material Adverse Closing Effect" shall mean any events, effects, conditions or circumstances which, individually or in the aggregate, have resulted in or would be reasonably likely to result in a loss to such referenced person equal to or greater than $2,850,000.

                             (iv) Buyer shall have received an opinion dated the Closing Date of Vinson & Elkins L.L.P., counsel to Seller, substantially in the form of Exhibit A.

                             (v) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the purchase and sale of the Shares or any other transaction contemplated by this Agreement shall be in effect.

                             (vi) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its subsidiaries in connection with the purchase and sale of the Shares or any other transaction contemplated by this Agreement any material damages, (B) seeking to prohibit or limit the ownership or operation by Buyer of the Company, or to compel Buyer or the Company to dispose of any material portion of the business or assets of Buyer or the Company, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement,
                     (C) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares or any other assets to be acquired by Buyer hereunder or (D) seeking to prohibit Buyer from effectively controlling the business or operations of the Company; provided, however, that this condition shall be deemed to be waived by Buyer as to any suit, action or proceeding (except for any suit, action or proceeding by any Governmental Entity) if Seller provides to Buyer indemnification in form and substance reasonably satisfactory to Buyer and its counsel with respect to any such suit, action or proceeding, including, if requested by Buyer, reasonable evidence of insurance or other assets sufficient to fund such indemnification.

                             (vii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

                             (viii) Buyer shall have obtained approval of the transactions contemplated hereby from its shareholders.

                     (b) Seller's Obligation. The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

                             (i) Buyer shall deliver to Seller, by wire transfer to the bank account or accounts, designated in writing by Seller at least two business days prior to the Closing Date, the Adjusted Purchase Price in immediately available funds .

                             (ii)     Buyer shall deliver to Seller:

                                        (1)      a certificate of good standing
                                      of Buyer from the incorporation authority in its jurisdiction of organization;

                                        (2)      a certificate of the Secretary
                                      of Buyer certifying (a) the resolutions
                                      of the shareholders and board of
                                      directors of Buyer approving the
                                      transactions contemplated hereby and (b) the incumbency of each individual executing this Agreement or any other documents contemplated hereby on behalf of Buyer.

                             (iii) The representations and warranties of Buyer made in this Agreement shall be true and correct in all respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date), in each case except for breaches as to matters that would not have a Material Adverse Closing Effect on Seller. Buyer shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing, in each case except for breaches as to matters that would not have a Material Adverse Closing Effect on Seller ; provided, however, that this condition shall be deemed to be waived by Seller as to any breaches of such representations and/or warranties if Buyer provides to Seller indemnification in form and substance reasonably satisfactory to Seller and its counsel with respect to any such breach, including, if requested by Seller, reasonable evidence of insurance or other assets sufficient to fund such indemnification. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                             (iv) Seller shall have received an opinion dated the Closing Date of Sonnenschein Nath & Rosenthal, counsel to Buyer, substantially in the form of Exhibit B.

                             (v) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares or any other transaction contemplated by this Agreement shall be in effect.

                             (vi) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain any material damages from Seller in connection with the purchase and sale of the Shares or any other transaction contemplated by this Agreement; provided, however, that this condition shall be deemed to be waived by Seller as to any suit, action or proceeding (except for any suit, action or proceeding by any Governmental Entity) if Buyer provides to Seller indemnification in form and substance reasonably satisfactory to Seller and its counsel with respect to any such suit, action or proceeding, and if requested by Seller, reasonable evidence of insurance or other assets to fund such indemnification.

                             (vii) The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares and the other transactions contemplated by this Agreement, shall have expired or been terminated.

                     (c) Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in
            Section 3(a) or 3(b), respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8(d). Each party shall in good faith promptly notify the other party if such party determines that the other party's conditions for Closing set forth in Section 3(a) or 3(b), respectively, shall have become incapable of fulfillment.

            4. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this
    Section 4 are true and correct as of the date of this Agreement and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date). In addition, except for disclosures relating to Sections 4(c), (e), (f), (g), (h), (k)(i) and (n), if information is set out in the Disclosure Schedules for informational purposes, but not as part of the representation and warranty, the Disclosure Schedules shall list the items so requested only to the extent such items are Material to the Company. All of the Disclosure Schedules are as of the date of this Agreement. The Disclosure Schedules may be supplemented one or more times prior to the date which is five (5) days prior to the Closing Date. An item or matter will be deemed "Material" when such item or matter individually (a) involves an obligation or loss to the Company, which has occurred or may reasonably be expected to occur to the Company resulting in a loss in excess of $1,000,000 or (b) constitutes a criminal violation of law. A customer contract or agreement is "Material" if during the twelve months ended December 31, 1997 such customer contract or agreement produced $285,000 of gross profit margin less any bad debt specifically related to such customer contract or agreement. For purposes of this Section 4, "Material Adverse Effect" shall mean any event, effect, condition or circumstance which individually has resulted in or would be reasonably likely to result in a loss equal to or greater than $285,000.

                     (a) Authority. All corporate actions and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by general equitable principles and by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

                     (b)     No Conflicts; Consents.  Except as disclosed on
            Schedule 4(b), the execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of the Company under, any provision of (i) any Certificate of Incorporation or Bylaws of the Company, (ii) any note, bond, mortgage, indenture, deed of trust, or any license, lease, contract, commitment, agreement or arrangement to which Seller or the Company is a party or is subject or by which any of their respective properties or assets are bound or subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company or their respective properties or assets, other than any such items that would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses, or diminutions in value of any kind or character; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such losses. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person is required to be obtained or made by or with respect to Seller or the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby as to which the failure to obtain or make would have a Material Adverse Effect on the Company other than (I) compliance with and filings under the HSR Act, if applicable, and (II) those listed on Schedule 4(b).

                     (c) The Shares. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates. Other than this Agreement, the Shares will not be, as of the Closing Date, subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the Shares. As of the Closing Date, all outstanding shares of stock of the subsidiary corporations owned by each Constituent Company will be duly authorized, validly issued, fully paid and nonassessable, and such Constituent Company will have good and valid title thereto, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind.

                     (d) Organization and Standing. Each Constituent Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Constituent Company has full power and authority (corporate or otherwise) and possesses all governmental franchises and licenses necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises and licenses the lack of which would not have a Material Adverse Effect on the Company.
            Each Constituent Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.

                     (e) Capital Stock of the Company. The authorized capital stock of each Constituent Company is set forth on Schedule 4(e). The Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other equity interests of any Constituent Company outstanding. None of the Shares have been issued in violation of, and none of the Shares are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Laws, the Certificates of Incorporation or By-laws of any Constituent Company, any rulings, orders, contract, agreement or instrument to which any Constituent Company or Seller is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any Constituent Company or Seller is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other interests of any Constituent Company. There are no equity interests of any Constituent Company reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any Constituent Company may vote.

                     (f) Equity Interests and Subsidiaries. Except for the subsidiaries listed in Schedule 4(f), the Company will not as of the Closing Date directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, joint venture or similar entity. Schedule 4(f) lists the direct and indirect subsidiary corporations of each Constituent Company, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by each Constituent Company and each other owner thereof. Each such subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority and possesses all governmental franchises and licences necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises and licenses the lack of which would not have a Material Adverse Effect on the Company.
            Each such subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.

                     (g) Financial Statements. Schedule 4(g) sets forth the (i) unaudited combined balance sheet of the Company as of March 29, 1998, and the unaudited combined statements of operations of the Company for the three-month periods ended March 30, 1997 and March 29, 1998, and (ii) the audited combined balance sheets of the Company as of December 31,

            1996 and 1997 (the "Balance Sheet") and the audited combined statements of operations and cash flows for the years ended December 31, 1995, 1996 and 1997 reported on by Ernst & Young, LLP, together with the notes to such financial statements (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with US GAAP (except that the interim Financial Statements do not contain all of the footnote disclosures required for year end financial statements under US GAAP) consistently applied (except in each case as described in the notes thereto) and fairly present in all material respects under US GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the combined financial position of the Company as of the dates thereof and the combined results of the Company's operations and cash flows for the periods presented therein.

                     (h)     Tax Returns and Audits.  Except as set forth on
            Schedule 4 (h),

                             (i) all material Tax (hereinafter defined) returns, statements, reports and forms (including estimated Tax returns and reports, collectively such returns the "Tax Returns"; provided, however, that "Tax Returns" shall not include any such return, statement, report, or form related to any employee benefit plan, program, or arrangement) required to be filed on or before the Closing by the Seller Group (hereinafter defined) and each of the Constituent Companies (hereinafter defined) with any Taxing Authority (hereinafter defined) have been or will be timely filed, and all items of income, gain, loss, deduction or credit ("Tax Items") required to be included in such Tax Returns have been or will be so included in such Tax Returns in the correct amount;

                             (ii)     the Seller Group has timely paid,
                     withheld or made provision (or has caused the appropriate Constituent Company to timely pay, withhold or make provision) for all Taxes shown as due and payable on such Tax Returns;

                             (iii) the Seller Group has made or will make provision for all Taxes payable by or with respect to the Constituent Companies for any Pre-Closing Tax Period (hereinafter defined)for which no Tax Return has yet been filed;

                             (iv) all Tax Returns filed with respect to Taxable years of the Seller Group through the Taxable year ended December 31, 1994 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under the applicable law, after giving effect to extensions or waivers, has expired, and all state Tax Returns of the Seller Group which include the Constituent Companies through the Taxable year ended December 13, 1994 have been examined and closed;

                             (v) neither the Seller Group nor any of the Constituent Companies has granted any extension or waiver of the statute of limitation applicable to any Tax Returns;

                             (vi) there is no material Tax claim, audit, action, suit or proceeding now pending or threatened against or with respect to any of the Constituent Companies;

                             (vii) there are no requests for rulings in respect of any Tax pending between any of the Constituent Companies and any Taxing Authority;

                             (viii) none of the Constituent Companies has been a member of an affiliated group other than the Seller Group or filed or been included in a combined, consolidated or unitary Tax Return other than one filed by the Seller Group or by a member of the Seller Group;

                             (ix) none of the Constituent Companies (A) is a "passive foreign investment company" as defined in
                     Section 1296 of the Code, (B) would be required to report a material amount of "Subpart F income," within the meaning of Section 952 of the Code, attributable to the operation of such entity if such entity's taxable year ended on the day before the Closing Date, or (C) has incurred a "dual consolidated loss" within the meaning of
                     Section 1503 of the Code;

                             (x) none of the Constituent Companies has an overall foreign loss within the meaning of Section 904(f) of the Code for periods through December 31, 1996;

                             (xi) each of the Constituent Companies (A) has used its best efforts to obtain from its employees such documentation as is required by law establishing the amount of Employment Taxes required to be withheld from such employees or from any third party; (B) has properly withheld such Employment Taxes from wages or other compensation paid to its employees or to any third party in accordance with such documentation; (C) has timely paid or deposited or caused to be timely paid or deposited, all Employment Taxes required by applicable law to be paid or deposited with respect to its employees or any third party; (D) has properly maintained records reflecting all Tax Returns filed with any Taxing Authority with respect to amounts of Taxes described in (B) and (C) of this subparagraph (xi); and (E) has properly maintained the information described in (A) of this subparagraph (xi); and

                             (xii) none of the Constituent Companies (A) is currently under any contractual obligation to indemnify any other person with respect to Taxes, and (B) is a party to any agreement providing for payments with respect to Taxable income or Tax benefits except for any Tax sharing agreement applicable to the Seller Group for the periods prior to the Closing.

                     (i)     Title to Real Property.  Except as set forth on
            Schedule 4(i), the Company owns no real property. Schedule 4(i) sets forth a list of all real property leased by the Company. Each lease and sublease with respect to the leased property of the Company (individually, a "Leased Property") (a Leased Property being sometimes referred to herein, individually, as "Property" and, collectively, as "Properties") is legal, valid and enforceable and in full force and effect except where such failure to be so legal, valid and enforceable and in full force and effect would not have a Material Adverse Effect on the Company. Except as disclosed on Schedule 4(i), the Company has performed all obligations required to be performed by it to date under each lease and sublease, except where such failure to perform would not have a Material Adverse Effect on the Company, and the Company possesses and quietly enjoys the Leased Property, except where such failure to possess and quietly enjoy would not have a Material Adverse Effect on the Company. To the knowledge of Seller, each lessee, sublessee, lessor or sublessor of a Leased Property (other than Seller or the Company) has performed all obligations required to be performed by it to date under such lease, except where such failure to perform would not have a Material Adverse Effect on the Company.

                     (j) Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean all patents, patent applications, trademark registrations and applications, trade names, service mark registrations and applications and copyright registrations and applications therefor relating to the Company and the Intellectual Property relating to the Company's front office time entry and reservation system and back office financial reporting system (the "COREnerstone Assets"). Schedule 4(j) sets forth a true and complete list of all registered Intellectual Property currently used, filed by or licensed to the Company and necessary for the continued operation of the business of the Company consistent in all material respects with the past practices of the business of the Company in the preceding year. With respect to registered trademarks, Schedule 4(j) sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedule 4(j), no proceedings have been instituted, or are pending or to the knowledge of the Seller threatened, which challenge the rights of the Company with respect to Intellectual Property used, sold or licensed by Company in the course of its business, nor has any person claimed in writing or alleged any rights to such Intellectual Property, except for any such proceeding, challenge or claim which would not have a Material Adverse Effect on the Company.

                     (k) Contracts. Set forth in Schedule 4(k) is a list of contracts and agreements (provided that for the purposes of this Agreement the term "contract" or "agreement" shall not include any employee benefit plan, program or arrangement or associated contract or any other contract type covered by a specific representation or warranty herein, other than this Section 4(k)) whether oral or written, to which the Company is a party or is subject or bound and which are:

                             (i) employee collective bargaining agreements or other contracts with any labor union;

                             (ii) covenants not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal franchise, operating or similar agreement);

                             (iii) leases, subleases or similar agreements with any person under which the Company is a lessor or sublessor of, or makes available for use to any person

                     (A) any Property or (B) any portion of any premises otherwise occupied by the Company;

                             (iv)     agreements, contracts or other
                     instruments under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person;

                             (v)      agreements, contracts or other
                     instruments under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than in the ordinary course of business);

                             (vi)     agreements, contracts or other
                     instruments under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person, (in each case other than in the ordinary course of business);

                             (vii) mortgages, pledges, security agreements, deeds of trust or other instruments granting a lien or other encumbrance (in each case other than landlord liens and encumbrances that are set forth in the Company's leases) upon any real or personal property owned or leased by the Company, which lien or other encumbrance is set forth in Schedule 4(i);

                             (viii) contracts or agreements or instruments providing for indemnification of any person with respect to liabilities relating to the business of the Company (other than indemnities in contracts concerning Company's performance contracts or support services contracts);

                             (ix) customer contracts or agreements whereby the Company provides temporary personnel placement and/or permanent personnel placement services to a third party;

                             (x) other agreements, contracts, leases, licenses, commitments or instruments to which the Company is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person;

                             (xi)     agreements, contracts or other
                     instruments not made in the ordinary course of business or made with any past or present officer, director, executive, shareholder or affiliate (or with such person's immediate family), including any Material employment agreements; or

                             (xii)    agreements, contracts or other
                     instruments which relate to Project COREnerstone.

                     Except as disclosed on Schedule 4(k), all agreements,
            contracts or instruments of the Company (other than any employee benefit plan, program or arrangement or associated contract or other contract type covered by a specific representation or warranty herein other than Section 4(k)) (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except where such failure to be valid, binding and in full force and effect and enforceable would not have a Material Adverse Effect on the Company. Except as disclosed on Schedule 4(k), the Company has performed all obligations required to be performed by it to date under the Contracts and the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder except for any failure to perform, breach or default which would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "knowledge" shall mean the actual knowledge of the officers and directors of Seller or Buyer, as the case may be; provided that for purposes of this Section 4, except subsections 4(j), (l), (n) and
            (o), the term "knowledge of Seller" shall also include the actual knowledge of Tina Boxwell, Robert Mooney, Kevin Baer, Kristi Kennedy, Phil Westerman and John Riley.

                     (l) Litigation. As of the date hereof and except as disclosed on Schedule 4(l), there are no actions or suits pending or, to the knowledge of Seller, threatened against the Company at law or in equity which would have a Material Adverse Effect on the Company. As of the date hereof and except as disclosed on Schedule 4(l), the Company is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business.

                     (m) Insurance. The Seller or the Company maintains policies of fire and casualty, liability and other forms of insurance in connection with the business of the Company in such amounts, with such deductibles and against such risks and losses as are, required by law and in Seller's judgment, reasonable for the business and assets of the Company.

                     (n)     Benefit Plans.

                             (i) Set forth in Schedule 4(n) is a true and complete list as of the date hereof of all bonus, pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, all employment contracts or executive compensation agreements, written or oral, and all collective bargaining agreements, in each of the foregoing cases which is governed by the Employee Retirement Income Security Act of 1974 ("ERISA") and which is sponsored by the Company prior to the Closing Date for the benefit of any or all employees of the Company (collectively the "Employee Plans"). Also listed on
                     Schedule 4(n) is each other employee benefit plan, program, or arrangement, which to the knowledge of Seller is maintained by the Company as of the date hereof for the benefit of the Company's employees.

                             (ii) With respect to the Employee Plans, and to any other employee benefit plan, program, agreement or arrangement to which the Company or any other trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code (a "Commonly Controlled Entity"), has made, or was required to make, contributions at any time within six years prior to Closing, no events have occurred, and there exist no conditions (including ongoing conditions) or set of circumstances which have subjected or would be reasonably likely to subject the Company or Buyer to any liability under ERISA, the Code or any other Applicable Laws, except to the extent any such event, condition or set of circumstances would not have a Material Adverse Effect on the Company, Buyer or any Commonly Controlled Entity.

                             (iii) No payment made by Buyer or the Company to any current or former employee, director or independent contractor of the Company as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" as defined in Section 280G(b) of the Code.

                             (iv) As soon as practicable, but prior to Closing, the Seller will furnish to Buyer, with respect to each Employee Plan, true and complete copies of (i) all plan documents, (ii) all collective bargaining agreements, if any, (iii) the most recent determination letters received from the Internal Revenue Service, if any, (iv) the most recent application for determination filed with the Internal Revenue Service, if any, (v) the latest actuarial valuations, if any, (vi) the latest financial statements, if any, (vii) the latest Form 5500 Annual Report, if any, (viii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, if any, and (ix) all Summary Plan Descriptions and summaries of material modifications and all modifications thereto communicated to employees, if any.

                             (v) No Employee Plan provides medical, dental or life benefits to former employees of the Company after retirement or other termination of employment other than as required by the continuation of health coverage provisions of Section 4980B of the Code.

                     (o)     Compliance with Applicable Laws; Environmental
            Matters.

                             (i) The Company is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any Governmental Entity ("Applicable Laws"), except for instances of noncompliance that would not have a Material Adverse Effect on the Company. This Section 4(o)(i) does not relate to matters with respect to environmental matters, which are the subject of Section 4(o)(ii)-(iv).

                             (ii)     Neither Seller nor the Company has
                     received any written or oral notice alleging that the Company has or may have any environmental liability (whether accrued, absolute, contingent, unliquidated or otherwise and including without limitation any investigatory, remedial or corrective obligations).

                             (iii) Neither the Company nor, to the knowledge of Seller, any of its predecessors or any other person for which they may be obligated has disposed of or released any hazardous or regulated material in a manner that would have a Material Adverse Effect on the Company.

                             (iv) To the knowledge of Seller, there is no contamination from any hazardous or regulated material at, on, upon, or under the Property or any real property the Company formerly owned, leased, operated, or controlled, that would have a Material Adverse Effect on the Company.

                             (v)      To the knowledge of Seller, there
                     currently exist no conditions, circumstances, or events that reasonably could be expected to result in the Company incurring any expenditure to comply with Applicable Laws that would have a Material Adverse Effect on the Company.

                             (vi)     To the knowledge of Seller, no
                     environmental studies, reports, assessments, sampling results, or audits with respect to real property currently owned, leased, operated or controlled by the Company have been conducted by the Company during its tenure at such property or, to Seller's knowledge, during any other time.

                     (p) Employee and Labor Matters. Except as would not have a Material Adverse Effect on the Company, (i) there is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Company; (ii) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company; (iii) there is no unfair labor practice charge or complaint against the Company pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (iv) there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company; (v) except as disclosed on Schedule 4(p), there are no pending, or, to the knowledge of Seller, threatened, discrimination charges against the Company or current or former employees of the Company before the Equal Employment Opportunity Commission or any similar state or local agency responsible for the prevention of unlawful discriminatory employment practices; and (vi) except as disclosed on Schedule 4(p), neither the Seller nor the Company has received written notice during the past two years of the intent of the United States Department of Labor to conduct an investigation of the Company and, to the knowledge of Seller, no such investigation is in progress.

                     (q) Licenses. Except as would not have a Material Adverse Effect on the Company, all licenses that are necessary for the conduct of the business of the Company as currently conducted are validly held by the Company, the Company has complied in all respects with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each license is valid and in full force and effect, except where the failure to be valid and in full force and effect would not have a Material Adverse Effect on the Company.

                     (r) Regulatory Filings. The Seller, on behalf of the Company, or the Company, has filed or otherwise provided all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to the agencies or authorities of all jurisdictions in which the Company is authorized to do business, and all other Governmental Entities with jurisdiction over the Company or any of its operations, and all required regulatory approvals in respect thereof are in full force and effect on the date hereof, except for failures to file or otherwise provide material reports, data, registrations, filings, or other information or applications, if any, which would not have a Material Adverse Effect on the Company. All such regulatory filings were in compliance with Applicable Laws when filed, and no deficiencies have been asserted by any such Governmental Entity with respect to such regulatory filings that have not been satisfied, except for failures to comply and deficiencies which would not have a Material Adverse Effect on the Company.

                     (s) Private Offering. Neither the Company, any of its affiliates nor anyone acting on its or their behalf has issued, sold or offered any security of the Company or of any affiliate to any person under circumstances that would cause the issuance and sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company, any of its affiliates nor anyone acting on its or their behalf will offer the Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of Buyer contained in
            Section 6(c) are true and correct, the issuance, sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

                     (t) Absence of Undisclosed Liabilities. As of the date hereof and except as disclosed on Schedule 4(t), the Company has no liabilities that would have a Material Adverse Effect on the Company, except (i) liabilities which are accrued or reserved against in the consolidated balance sheets of the Company as of December 31, 1997 and March 31, 1998, included in the Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto and (ii) liabilities which have arisen in the ordinary course of business.

                     (u) Accounts Receivable and Payable. Except as set forth on Schedule 4(w), all notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms (or within 120 days of their due date) at their recorded amounts, subject only to the reserve for bad debts set forth in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

                     (v) Title to Assets. Except as disclosed on Schedule 4(v), the Company holds and owns good and valid title to all of its tangible assets, in each case free of any liens or other encumbrances except for such liens and encumbrances which would not have a Material Adverse Effect on the Company. Such tangible assets constitute all of the tangible assets sufficient for the conduct of the business of the Company as presently conducted.

                     (w) Customers. Except as disclosed on Schedule 4(w), none of the Company's twenty (20) largest customers calculated on the basis of gross revenue for the year ended December 31, 1997 has materially curtailed or terminated its relationship with the Company or has indicated in writing that it will stop or materially decrease the rate of buying services from the Company as of the date hereof.

                     (x) Transactions with Related Parties. The Company does not use any tangible or intangible property in its business that is owned by any officer, director, employee, shareholder or affiliate of the Company (or such person's immediately family) on terms that are less favorable than those the Company would otherwise receive in an arms length transaction with a third party.

                     (y)     Fees to Related Parties.  Except as set forth on
            Schedule 4(y), no officer, director, employee or agent of Seller, the Company or any of their affiliates will receive, as a result of the successful completion of the transactions contemplated by this Agreement, a financial benefit, including, but not limited to any fee, acceleration of any payment or the replacement of such person's compensation. Except as set forth on Schedule 4(y), Seller is not obligated to make any payments to any officer, director, employee or agent of the Company after the Closing Date.

                     (z) Books and Records. All books and records relating to the ownership and operation of the business have been maintained substantially in accordance with Applicable Laws, except where such failures to maintain would not have a Material Adverse Effect on the Company.

                     (aa) Cash Sale to Third Party. Seller is not aware of any third party that will make an offer for the acquisition of Seller in a cash transaction during the year ending December 31, 1998 and Seller currently has no intention to enter into any cash transaction for the sale of Seller to a third party.

                     5. Covenants of Seller. Seller covenants and agrees as follows:

                     (a) Access. Prior to the Closing, Seller shall, and shall cause the Company to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company; provided, however, that such access does not unreasonably disrupt the normal operations of the Company.

                     (b) Ordinary Conduct. Except as set forth in Schedule 5(b) or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the business of the Company to be conducted in the ordinary course in substantially the same manner as currently conducted and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers, employees and others with whom the Company deals; provided that Seller shall not be obligated to, directly or indirectly, provide any funds to the Company other than in the ordinary course of business. Seller shall not, and shall not permit the Company to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Closing set forth in this Agreement not being satisfied. In addition, except as set forth in Schedule 5(b) or otherwise expressly permitted by the terms of this Agreement, Seller shall not permit the Company to do any of the following without prior consent of Buyer:

                             (i) amend its Certificate of Incorporation or Bylaws;

                             (ii)     adopt or amend any Employee Plan or
                     collective bargaining agreement, except as required by law or elsewhere in this Agreement;

                             (iii) grant to any employee executive officer any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

                             (iv)     incur or assume any liabilities,
                     obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company incur, assume or guarantee any long-term indebtedness for borrowed money;

                             (v)      make any change in any method of
                     accounting or accounting practice or policy other than those required by US GAAP;

                             (vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material to the Company;

                             (vii) sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

                             (viii) enter into any contract, agreement or other arrangement, written or oral, or modify or terminate any existing contract, agreement or other arrangement, except in the ordinary course of business;

                             (ix) issue or sell any equity interests or enter into any agreement relating to the equity interests of the Company; or

                             (x) agree, whether in writing or otherwise, to do any of the foregoing.

                     (c) No Solicitation of Transaction Proposals. Seller shall not directly or indirectly authorize or permit any of its respective agents or affiliates to:

                             (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than the transactions contemplated by this Agreement) or any other corporate transactions relating to the Shares or assets of the Company the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement (collectively, "Transaction Proposals"); or

                             (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to the Company's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing;

            provided, however, that the foregoing clauses (i) and (ii) shall not prohibit Seller from (A) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a Superior Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with a third party who has made a Superior Transaction Proposal or (C) following receipt of a Superior Transaction Proposal, terminating this Agreement pursuant to Section 15(a)(iii), but in each case referred to in the foregoing clauses (A) through (C) only after the board of directors of Seller concludes in good faith following advice of its outside advisors that such action is in the best interest of its shareholders; provided, however, that Seller shall not terminate this Agreement based on a Superior Transaction Proposal if Buyer increases the Purchase Price and modifies the terms of this Agreement to at least equal (determined in good faith by the board of directors of Seller following advice of its outside advisors) any such Superior Transaction Proposal within five (5) business days of receipt of written notice of a Superior Transaction Proposal (including the material terms thereof). If the board of directors of Seller receives a Transaction Proposal, then Seller shall immediately inform Buyer of the terms and conditions of such proposal and shall keep Buyer fully informed of the status and details of any such Transaction Proposal and of all steps it is taking in response to such Transaction Proposal; provided that nothing contained in this Section 5(c) shall prohibit Seller or its board of directors from taking any action which, in the good faith judgment of Seller's board of directors based on advice of its outside counsel, may be required under Applicable Laws. For purposes of this Agreement, the term "Superior Transaction Proposal" shall mean a bona fide Transaction Proposal that (i) is not solicited or initiated by Seller or any of its officers, directors, employees, agents or affiliates and (ii) is more favorable to Seller and Seller's stockholders than the transactions contemplated hereby, including, but not limited to, having a total consideration payable in cash at closing of not less than the Purchase Price, having a schedule for consummation similar to that contemplated hereunder and a scheduled closing promptly upon receipt of required consents of Governmental Entities, shareholders, lenders or others and having closing subject to no material conditions.

                     (d) Insurance. Seller shall keep, or cause to be kept, insurance policies consistent with past practice or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

                     (e)     Non-Competition/No Solicitation.

                             (i)      Seller agrees that until the earlier of
                     (x) a Change of Control (as defined below) or (y) the end of the 36 months period following the Closing, it will not engage, either directly or indirectly, in any business that competes anywhere in the world with the office clerical and light industrial staffing business of the Company as it exists on the Closing Date; provided that nothing herein shall prohibit (A) the acquisition by Seller or any of its affiliates of not more than 10% of the total voting power of any publicly traded person, (B) the continued operation by Seller of information technology businesses and related information technology staffing services, including without limitation any and all businesses and services performed by Seller other than through the Company, (C) the solicitation of any and all customers of the Company for the provision of any and all services other than office clerical and light industrial staffing services, or (D) the acquisition by Seller or its affiliates of any person whose revenues from the provision of office clerical and light industrial staffing services do not exceed 30% of such persons's total revenues; provided that immediately following such acquisition (other than a merger acquisition treated as a pooling of interests or a purchase combination which is part of a group of transactions which will be treated as a pooling of interests) Seller shall provide Buyer the right of first refusal to acquire all of such office clerical and light industrial staffing services business so acquired on terms not less favorable than the terms on which Seller or its affiliate could sell such business to a bona fide third party.

                             (ii)     Seller agrees that until the second
                     anniversary of the Closing Date, it will not, directly or indirectly, solicit, employ or otherwise attempt to employ any employee of the Company; provided that this Section 5(e) shall not prohibit Seller or any of its affiliates from (A) employing or accepting the performance of services by any employee of the Company who is terminated by the Company for any reason or who is not then employed and after any applicable non-compete agreement has lapsed or terminated, (B) employing or accepting the performance of services of those employees listed on Schedule 5(e)(iii) pursuant to Section 5(e)(iii) below and (C) soliciting employees generally, such as by advertising in mass media and/or using head hunters, over any and all mediums.

                             (iii) If Buyer terminates or relocates in a manner that would constructively terminate any of the employees listed on Schedule 5(e)(iii), or intends to do any of the foregoing, Buyer shall give Seller written notice of such event or intention and afford Seller the opportunity to offer employment to any of such employees.

                             (iv)     If any provision contained in this
                     Section 5(e) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5(e), but this Section 5(e) shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this
                     Section 5(e). It is the intention of the parties that if any restriction or covenant contained in this Section 5(e) is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Laws, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Laws, a court of competent jurisdiction shall construe and interpret or reform this Section 5(e) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5(e)) as shall be valid, legal and enforceable under such Applicable Laws.

                             (v) For the purposes of this Section 5(e), a "Change of Control" means the occurrence of any of the following events: (A) any other person or group (as such term is used in Section 13(d)(3) of the Securities
                     Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 35% of the voting stock of Seller, (B) Seller sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Seller and its subsidiaries to any person, (C) Seller or any of its subsidiaries consolidates with, or merges with or into, any person, and as a result of such consolidation or merger the voting stock of Seller outstanding prior to such consolidation or merger does not represent (either by remaining outstanding or by being converted into voting stock of the surviving person or any parent thereof) at least a majority of the voting stock of Seller or the surviving person or any parent thereof outstanding immediately after such consolidation or merger, or (D) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Seller (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Seller was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Seller then in office.

                     (f) Additional Information. Seller shall furnish as soon as reasonably practical to Buyer such information as Buyer may reasonably request through the Closing. In addition, in the event Seller becomes aware of any matter hereafter arising that is the subject of any of the disclosures made on any of the Disclosure Schedules made for informational purposes which would be Material to the Company, Seller shall provide Buyer with reasonable information relating to such matter. In no event shall any such information provided pursuant to this Section 5(f) provide either party a right to terminate this Agreement or to refuse to Close.

                     (g) Transfer of Assets. At Buyer's request, prior to Closing, Seller shall transfer all of its rights to the Intellectual Property used by the Company and not otherwise held thereby and all of its rights to the COREnerstone Assets to a Constituent Company designated by Buyer. In the event Buyer does not request such a transfer prior to Closing, at Closing Seller shall transfer all of its rights to such Intellectual Property and COREnerstone Assets directly to Buyer.

                     (h) Seller Indebtedness. At or prior to Closing, (i) Seller shall cause the Company to be released from all liabilities, obligations or indebtedness or guarantees of any such indebtedness relating to borrowed money of the Seller and (ii) at the option of the Buyer, Seller shall either (A) cancel and extinguish all intercompany balances and accounts between the Seller and the Company, including but not limited to, notes receivable, notes payable, working capital advances, intercompany receivables and payables and any other obligations ("Intercompany Accounts") and contribute an equal amount to the capital accounts of the Company, or (B) transfer and assign to the Buyer the Seller's interest in all Intercompany Accounts in connection with the acquisition of the Company by the Buyer.

            6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

                     (a) Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. Buyer has all requisite power and authority (corporate or otherwise) to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will by the Closing Date be duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by general equitable principles and by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The approval of the shareholders of Buyer is required under Applicable Laws for Buyer to consummate the transactions contemplated by this Agreement.

                     (b) No Conflicts; Consents. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, any provision of (i) the charter documents of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or is subject or by which any of their respective properties or assets are bound or subject or (iii) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, other than any such items that would not have a Material Adverse Effect on Buyer. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than
            (I) compliance with and filings under the HSR Act, if applicable, and (II) approval of the shareholders of Buyer.

                     (c) Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

                     (d) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Buyer or any of its affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates, or (iii) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its affiliates, and which, in the case of each of clauses (i), (ii) and (iii), have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                     (e) Availability of Funds. Buyer has cash available or has existing borrowing facilities and commitments, which together are sufficient to enable it to consummate the transactions contemplated by this Agreement. True and correct copies of any such facilities and commitments have been provided to Seller. The financing required to consummate the transactions contemplated hereby is collectively referred to as the "Financing". As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

                     (f) No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that the representations and warranties of Seller made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement. Buyer has received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof.

            7. Covenants of Buyer. Buyer covenants and agrees as follows:

                     (a) Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement dated March 27, 1998, between Buyer and Seller (the "Confidentiality Agreement"), the terms of which, to the extent such terms do not conflict with, or are not contrary to, this Agreement, are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company; provided that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives or any employee or agent of the Company concerning Seller, whether before or after the Closing, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. The covenant set forth in this Section 7(a) shall terminate three years after the Closing Date.

                     (b) Shareholder Meeting. Buyer shall, as soon as possible following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Buyer Shareholder Meeting") for the purpose of obtaining the required approvals (the "Buyer Shareholder Approval") of the shareholders of Buyer of this Agreement and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the other transactions contemplated hereby, which recommendation shall not be revoked or rescinded, and shall use best efforts to solicit from its shareholders all required votes, consents and proxies in favor of approval and adoption of this Agreement and the other transactions contemplated hereby. Buyer shall use its best efforts to cause each of the directors and officers of Buyer owning shares of Buyer entitled to vote at any such Buyer Shareholder Meeting to vote all of such shares in favor of the adoption of this Agreement and the other transactions contemplated hereby.

                     (c) No Additional Representations. Buyer acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had opportunity to meet with certain officers and employees of the Company to discuss the businesses and assets of the Company. Buyer acknowledges that none of Seller or the Company or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives (including Project COREnerstone), except as expressly set forth in this Agreement or the Disclosure Schedules hereto.

                     (d)     Employment Agreements; Guarantees.

                             (i) Buyer acknowledges that certain senior employees of the Company are parties to the agreements described on Schedule 7(d). Buyer agrees to assume any and all obligations of Seller to the employees under such agreements, including without limitation any payment obligations. If Buyer terminates any such employee, Buyer shall not be released from any such obligations under such employee's employment agreement and shall remain obligated to make all payments to such employee required to be made under such employment agreement.

                             (ii)     Buyer acknowledges that Seller has
                     provided guarantees for certain liabilities, obligations and indebtedness of the Company. Buyer agrees to assume any and all such obligations of Seller under such guarantees, including without limitation any payment obligations.

                     (e)     No Solicitation.

                             (i)      Buyer agrees that until the second
                     anniversary of the Closing Date, it will not, directly or indirectly, solicit or otherwise attempt to employ any employee of Seller; provided that this Section 7(e)(i) shall not prohibit Buyer or any of its affiliates from (A) employing or accepting the performance of services by any employee of Seller who is terminated by Seller for any reason or who is not then employed and after any applicable non-compete agreement has lapsed or terminated and (B) soliciting employees generally, such as by advertising in mass media and/or using head hunters, over any and all mediums.

                             (ii)     If any provision contained in this
                     Section 7(e) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7(e), but this Section 7(e) shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this
                     Section 7(e). It is the intention of the parties that if any restriction or covenant contained in this Section 7(e) is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Laws, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Laws, a court of competent jurisdiction shall construe and interpret or reform this Section 7(e) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7(e) as shall be valid, legal and enforceable under such Applicable Laws.

            8. Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

                     (a) Consents. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from certain third parties and that such consents and waivers have not been obtained as of the date of this Agreement. Prior to the Closing, Seller shall, and shall cause the Company to, cooperate with Buyer, upon the request of Buyer, in any reasonable manner in connection with Buyer obtaining any consents and waivers; provided, however, that such cooperation shall not include any requirement of Seller or any of its affiliates (including the Company) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

                     (b) Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, affiliates, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Company from Seller to Buyer and to minimize any disruption to the business of the Company that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8(b). Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company).

                     (c) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                     (d) Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Sections 8(a) and 8(e)), each party shall use its reasonable best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions set forth in Section 8(e), Buyer and Seller shall use their respective reasonable best efforts to cause the Closing to occur on or prior to July 8, 1998.

                     (e) Antitrust Notification. Each of Seller and Buyer shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any documentary information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act and Buyer and Seller shall each pay one-half (1/2) of any filing fees incurred in connection with such filing under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and, shall comply promptly with any such inquiry or request. Each of Seller and Buyer shall use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares.

                     (f) Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all material agreements, documents, books, records and files (collectively, "Records"), if any, in the possession of Seller relating to the business and operations of the Company to the extent not then in the possession of the Company, subject to the following exceptions:

                             (i) Buyer recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to subsidiaries or divisions of Seller, other than the Company, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer at Buyer's cost;

                             (ii) Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company; and

                             (iii)    Seller may retain any tax returns,
                     reports or forms, and Buyer shall be provided with copies of such returns, reports or forms only to the extent that they relate to the Company's separate returns or separate tax liability.

                     (g)     Use of "CORESTAFF" Name.

                             (i) Following the Closing, Seller shall not, without the consent of Buyer, use the name "CORESTAFF" or "COREnerstone" in its commercial operations or for any legal, regulatory or filing purposes in any manner and shall make reasonable efforts to minimize any confusion which may result from such use prior to Seller's name change, including, without limitation, cooperating with Buyer to provide notice of the sale of the Company to Buyer to corporate and industry publications; provided, however, that Buyer and its affiliates hereby grant Seller a fully-paid, non-exclusive, non-transferable license to use the foregoing terms until the second anniversary of the Closing as necessary for transition to the name Metamor Worldwide, Inc. in internal and external materials and in connection with any reports to governmental authorities and communications to the shareholders of Seller; and

                             (ii) Buyer shall be entitled to use the name "CORESTAFF" in connection with its operations following the Closing; provided that until the third anniversary of the Closing Buyer shall not include the name "CORESTAFF," or any name that is confusingly similar to "CORESTAFF," in the name of any entity which issues securities to the public.

                     (h)     Transition Services.

                             (i) In the event Buyer or Seller requires administrative services from the other party hereto for the conduct of its business during the twelve (12) month period following the Closing (the "Transition Period"), such other party agrees to provide such services at mutually agreeable market rates (the rate such other party would charge an unaffiliated third party for comparable services). For purposes of this Section 8(h), "administrative services" mean financial, treasury, accounting, tax, audit, management information services and other related services; human resources services; corporate office lease services; and other similar administrative services currently provided to the Company by Seller, in the case of Buyer, or provided by the Company to Seller, in the case of Seller. Notwithstanding the foregoing, in no event shall either party provide professional services or advice to the other party without the party receiving such professional services or advice providing a mutually agreed to indemnity for any such services, in the form of Exhibit C attached hereto.

                             (ii) Notwithstanding the generality of the foregoing Section 8(h)(i), Seller shall, for up to 180 days after the Closing, make Jody Tusa (to the extent Mr. Tusa remains employed by Seller) available to Buyer for the deployment of Project COREnerstone. Subject to Mr. Tusa's continued employment with Seller, Jody Tusa shall be available for 80% of his time up to 90 days following the Closing to provide transition assistance to the Buyer and for 50% of his time for an additional 90 days after the Closing upon the written request of the Buyer.

                     (i) Grant Back. Buyer hereby grants to Seller and its affiliates a royalty-free, perpetual, nontransferable, nonexclusive right and license to use, modify, display and create derivative works from the COREnerstone Assets for internal purposes only.

                     (j) Royalty for Commercialization to Third Parties. In light of Seller's substantial investment in the development of the COREnerstone Assets, Buyer agrees to pay royalties to Seller under the following circumstances in which Buyer markets the COREnerstone Assets to third parties:

                             (i) If Buyer licenses or otherwise transfers part or all of the COREnerstone Assets to any third party, then Buyer hereby agrees and undertakes to pay on a quarterly basis to Seller the following royalty: 15% of the net license fees for all COREnerstone Assets licensed during the preceding quarter; and

                             (ii)     If Buyer operates as an outsource
                     provider or time share by using or operating part or all of the COREnerstone Assets on behalf of any third party, then Buyer hereby agrees and undertakes to pay on a quarterly basis to Seller the following royalty: 15% of the net outsourcing or services fees for all such services rendered in the preceding quarter.

                     (k) Workers' Compensation Matters. As of the Closing, if requested by Buyer, Seller shall assign the workers' compensation insurance policies listed on Schedule 8(k) to the Company and Buyer shall provide replacement collateral relating to such workers' compensation policies that is sufficient to release all collateral of Seller relating to such workers' compensation policies. In the event Buyer does not assume such insurance policies, Buyer shall on or before the Closing Date acquire workers' compensation insurance policies relating to the Company that provide sufficient insurance coverage as required under Applicable Laws.

            9.       Employee Benefit Matters.

                     (a) Effective as of the Closing Date, Buyer shall cause the Company to continue the employment of each employee of the Company and of each subsidiary corporation of the Company (for purposes of this Section 9, the term "Company" shall include each such subsidiary) who was employed on the day prior to the Closing Date (each such continued employee shall be referred to in this Section 9 as a "Continued Employee") on substantially equivalent employment terms and conditions (including compensation and benefits) as in effect immediately prior to the Closing Date ; provided, however, that except as otherwise provided under the terms of any applicable employment agreement, each Continued Employee shall remain an "at-will" employee of the Company and nothing in this Agreement shall be construed to prevent or preclude Buyer or the Company from terminating the employment of any Continued Employee at any time after the Closing Date.

                     (b) Effective on the Closing Date, Seller shall: (i) to the extent not prohibited by any applicable insurance or other provider contract, spin off and transfer to the Company sponsorship of the portion of Seller's welfare benefit plans and arrangements (including without limitation, plans and arrangements providing hospitalization, medical, prescription, dental, vision, disability, salary continuance, vacation, health care reimbursement, dependent care reimbursement, accidental death, travel accident, workers compensation insurance, severance benefits, and individual or group life or other insurance or similar benefits and any cafeteria plan described in Code section 125) and any accompanying trust instrument, insurance contract or other funding vehicle covering the Continued Employees (collectively the "Spinoff Welfare Plans") and Buyer shall cause the Company to accept the sponsorship of, and all rights, responsibilities and obligations associated with sponsorship of, the Spinoff Welfare Plans, (ii) transfer to the Company sponsorship of the CORESTAFF, Inc. 401(k) Retirement Savings Plan and Buyer shall cause the Company to accept sponsorship of, and all rights, responsibilities and obligations associated with sponsorship of, the CORESTAFF, Inc. 401(k) Retirement Savings Plan, (iii) transfer to the Company cash in an amount equal to the aggregate amounts credited to the dependent care reimbursement accounts and medical reimbursement accounts of Continued Employees ("Transferred Flexible Spending Accounts") maintained under the Metamor Worldwide, Inc. Flexible Benefits Plan since January 1, 1998 less the aggregate amount of claims against such Transferred Flexible Spending Accounts incurred since January 1, 1998 and paid prior to the Closing Date, (iv) spin off and transfer to the Company sponsorship of the portion of the CORESTAFF, Inc. Executive Retirement Savings Plan ("Spinoff Executive Plan"), and Buyer shall cause the Company to accept sponsorship of, and all rights, responsibilities and obligations associated with sponsorship of, the Spinoff Executive Plan, (v) cause the trustee of any rabbi trust established in connection with the CORESTAFF, Inc. Executive Retirement Savings Plan to transfer to the trustee of any rabbi trust established in connection with the Spinoff Executive Plan cash in an amount equal to the aggregate amounts credited to the Continued Employees under the CORESTAFF, Inc. Executive Retirement Savings Plan and held in the Seller's rabbi trust as of the Closing Date and Seller shall cause the trustee of any rabbi trust established in connection with the Spinoff Executive Plan to accept such transfer of cash from the trustee of the Seller's rabbi trust. Schedule 9(b) lists all plans, which will be transferred from Seller to the Company pursuant to this Section 9.

                     (c) Effective as of the Closing Date, Buyer shall: (i) cause each Continued Employee to be provided with benefits having substantially equivalent value in the aggregate to those benefits provided to the Continued Employees immediately prior to the Closing Date, including, but not limited to, qualified and nonqualified retirement plans, stock option plans, incentive and bonus plans, welfare plans, severance arrangements, vacation, paid time off, sick leave, disability benefits, workers' compensation, and all other employee benefit arrangements and personnel policies, for a period of not less than one year following the Closing Date,
            (ii) cause each Spinoff Welfare Plan to credit each Continued Employee for the calendar year during which the Closing Date occurs, with any deductibles and copayments (to the extent not prohibited by an insurer or other provider contract) paid by each such Continued Employee during such year under any and all of Seller's group health plans, (iii) cause each Spinoff Welfare Plan which provides group health benefits to waive any preexisting condition restrictions applicable to any Continued Employee, (iv) cause to be recognized each Continued Employee's years of service and level of seniority, which was recognized by Seller and the Company as of the day prior to the Closing Date, for purposes of terms of employment and eligibility, benefit entitlement and determination, and vesting under all benefit plans and arrangements maintained or contributed to by Buyer or the Company on or after the Closing Date.

                     (d) On and after the Closing Date, Buyer shall cause to be provided to all former employees of the Company sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller, the Company, any Commonly Controlled Entity (as defined in Section 4(n)(ii)), and Buyer under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law.

                     (e) Neither Buyer nor the Company shall assume or have any obligations or responsibilities with respect to any stock options, stock appreciation rights, restricted stock or any other form of stock-based compensation granted or awarded under any plan established or maintained by Seller.

            10. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8(a), 8(d) and 8(e)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

            11.      Indemnification.

                     (a) Indemnification by Seller. Seller shall indemnify Buyer, its affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes) to the extent arising from (i) any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto and (ii) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date.

                     (b) Indemnification by Buyer. Buyer shall indemnify Seller, its affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes) to the extent arising from (i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date,
            (iii) any guarantee or obligation to assure performance given or made by Seller or an affiliate of Seller with respect to any obligation of the Company set forth in clause (iv) below, (iv) all obligations and liabilities of the Company or of Buyer of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, including any such obligations or liabilities contained in the contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of contracts, or because it relates to the benefit plans sponsored by the Company (collectively, the "Plans") (in each case other than items for which indemnification is provided under Section 11(a)), (v) any discontinuance, suspension or modification on or after the Closing Date of any Plan, and (vi) any and all actions or suits against the Company at law or in equity whether arising before, on or after the Closing Date, including all such actions or suits arising before or on the Closing Date that name Seller as a party where Seller did not engage in affirmative wrongful conduct or negligently fail to take action that would be sufficient to impose liability independent of any conduct of the Company.

                     (c) Losses Net of Insurance. The amount of any loss for which indemnification is provided under this Section 11 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss.

                     (d) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto shall terminate when the applicable representation or warranty terminates pursuant to
            Section 16; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

                     (e) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 12(a)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim with reasonable promptness after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, with reasonable promptness after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                     If a Third Party Claim is made against an indemnified
            party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, (i) the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof and (ii) the indemnified party shall have the right to participate in the defense thereof and to employ counsel at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

                     The indemnified parties and indemnifying parties shall
            cooperate with one another in the defense or prosecution thereof. Such cooperation shall include the retention and the provision to the other party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any monetary settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim.

                     All claims under Section 11(a) or 11(b) other than Third
            Party Claims shall be governed by Section 11(f). All Tax Claims (as defined in Section 12(b)) shall be governed by Section 12(b).

                     (f) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 11(a) or 11(b) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11(a) or 11(b), except to the extent that the indemnifying party shall have been prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 11(a) or 11(b), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 11(a) or 11(b) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration as provided in Section 29.

                     (g) Mitigation. Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Buyer or Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing covenant shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for the amount of any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

                     (h) Limitation on Indemnification. Seller's liability for indemnification under Sections 11 and 12 (other than with respect to the representations and warranties contained in Sections 4(c)) shall be payable only after Buyer has suffered losses by reason of all such breaches of representations and warranties or covenants of Seller in excess of $2,850,000 and shall in no event and in no circumstances exceed $60,000,000 (the "maximum liability amount"); provided, however, that only up to $50,000,000 of such maximum liability amount shall be available to satisfy indemnification claims hereunder other than such claims under
            Section 12 (relating to Taxes) and Section 11 (relating to Section 4(u)).

            12.      Tax Matters.

                     (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

                             (i) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                             (ii)     "Constituent Companies" means the
                     companies acquired by Buyer from Seller pursuant to this Agreement.

                             (iii) "Employment Taxes" means (A) income Taxes and Social Security and Medicare Taxes required under applicable law to be withheld by an employer with respect to wages or other compensation paid to an employee, and
                     (B) Social Security and Medicare Taxes and Federal and State unemployment Taxes required under applicable law to be paid by an employer with respect to wages or other compensation paid to an employee.

                             (iv)     "Federal Taxes" means United States
                     Federal income and alternative minimum taxes but shall not include any such Tax associated with any employee benefit plan, program, or arrangement.

                             (v) "Overlap Tax Period" means a Taxable period that commences prior to the Closing Date and ends after the Closing Date for which a Tax Return must be filed.

                             (vi) "Post-Closing Tax Period" means (i) any Taxable period beginning after the Closing Date and (ii) with respect to any Taxable period beginning on or before and ending after the Closing Date, the portion of such Taxable period that is after the Closing Date.

                             (vii) "Pre-Closing Tax Period" means any (i) any Taxable period ending on or before the Closing Date and (ii) with respect to any Taxable period beginning on or before and ending after the Closing Date, the portion of such Taxable period that is on or before the Closing Date.

                             (viii)   "Section 338(h)(10) Elections" means
                     with respect to the purchase and sale of the Constituent Companies, an election under Section 338(h)(10) of the Code and any corresponding election under state, local or foreign law including, if no election may be made pursuant to such law under Section 338(h)(10) of the Code or corresponding state, local or foreign law provision, an election under Section 338(g) of the Code or corresponding state, local or foreign law provisions.

                             (ix) "Seller Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504 (a) of the Code except that a foreign corporation shall not be excluded for this purpose) of which Seller is the common parent and with respect to combined, consolidated or unitary state Taxes, the combined, consolidated or unitary group of which Seller (or an Affiliate of Seller) and any Constituent Company is a member.

                             (x) "Subsidiary" means any (i) corporation (or entity treated as a corporation) in which Seller owns at least 80 percent of the total voting power of the stock entitled to vote and at least 80 percent of the total value of the stock, and (ii) any other corporation as to which Seller and one or more Subsidiaries together satisfy the above-noted stock ownership requirements.

                             (xi) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid to or by Seller or any Constituent Company, payroll, employment, excise, severance, surplus lines, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax but shall not include any such tax associated with any employee benefit plan, program, or arrangement.

                     (b) Tax Indemnification. Notwithstanding the indemnification obligations set forth in Section 11 hereof:

                             (i) Seller hereby indemnifies Buyer against and agrees to hold it harmless from any Taxes (together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys' fees and expenses, arising out of or incident to the assessment of such Taxes, all referred to herein as a "Tax Loss" or "Tax Losses") (A) of any of the Constituent Companies attributable to a Pre-Closing Tax Period, (B) attributable to the Section 338(h)(10) Elections, (C) assessed against any Constituent Company by reason of its having been a member of the Seller Group or any other affiliated group of corporations filing a consolidated Return which included such Constituent Company during a Pre-Closing Tax Period, and (D) attributable to a breach by Seller of its obligations under this Section 12.

                             (ii) Buyer hereby indemnifies Seller against and agrees to hold it harmless from (A) any Tax Losses of any of the Constituent Companies attributable to a Post-Closing Tax Period, and (B) any material increase in Taxes for a Pre-Closing Tax Period that is attributable to a written administrative ruling or similar statement of position sought after the Closing by the Buyer, any of its affiliates (including any of the Constituent Companies), or any controlled transferee of Buyer or any of its affiliates from the Taxing Authorities in the states set forth in Schedule 12(b) hereto with respect to state unemployment Tax rates or intercompany allocations or charges, and (C) any Tax Losses attributable to a breach by Buyer of its obligations under this Section 12.

                             (iii) For purposes of this Section 12, in the case of any Taxes payable for an Overlap Tax Period, the portion of such Taxes related to the Pre-Closing Tax Period or the Post-Closing Tax Period, as the case may be, shall (1) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period or Post-Closing Tax Period, as applicable, and the denominator of which is the number of days in the entire Taxable period, and (2) in the case of any Tax based upon or related to income, be deemed equal to the amount which would be payable if (A) in the case of a Pre-Closing Tax Period, the relevant Taxable period ended on and included the Closing Date, and (B) in the case of a Post-Closing Tax Period, the relevant Taxable period began the next day after the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Constituent Companies. For purposes of this Section 12(b)(iii), Employment Taxes shall be treated as Taxes based upon or related to income.

                             (iv) If a claim shall be made by any Taxing Authority (a "Tax Claim") that, if successful, would result in the indemnification of a party (the "Tax Indemnified Party") under this Section, the Tax Indemnified Party shall promptly notify the party (the "Tax Indemnifying Party") obligated under this Section to indemnify the Tax Indemnified Party in writing of such fact; provided, however, that the failure to give such prompt notification shall not affect the indemnification provided hereunder except and to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party with reasonable promptness copies of all notices and documents (including court papers) received by the Tax Indemnified Party relating to the Tax Claim. The Tax Indemnifying Party shall have the right to determine whether such Tax Claim should be paid or otherwise settled without further action or should be contested as provided herein.

                             (v) Provided that within sixty (60) days after the notice required by subsection (b)(iv) has been delivered (or such earlier date that any payment of Taxes or written response to a Tax Claim is due by the Tax Indemnified Party, but in no event sooner than five (5) days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such Tax Claim be contested and agrees to pay to the Tax Indemnified Party all costs and expenses (including reasonable attorneys' and accountants' fees and disbursements) that the Tax Indemnified Party incurs in connection with contesting such claim, the Tax Indemnified Party shall take such action in connection with contesting such Tax Claim as the Tax Indemnifying Party shall request in writing, including the selection of counsel and experts and the execution of powers of attorney. The Tax Indemnifying Party shall determine the method of any contest of such Tax Claim, the forum in which the Tax Claim is contested, and shall control the conduct thereof. Subject to the provisions of this subsection (b), the Tax Indemnified Party shall enter into a settlement of such contest with the applicable Taxing Authority or prosecute such contest to a determination in a Court, all as the Tax Indemnifying Party may request. The Tax Indemnified Party shall give to the Tax Indemnifying Party any information requested relating to such Tax Claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such Tax Claim.

                             (vi) Within five (5) days after the extent of the liability of the Tax Indemnified Party with respect to a Tax Claim shall be established by the final non-appealable judgment or decree of a Court or a final and binding settlement with a Governmental Authority having jurisdiction thereof, the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Tax Losses to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section 12; provided, that if the contest or appeal of a Tax Claim requires that all or a portion of the Taxes (or a bond in respect thereof) be paid as a jurisdictional prerequisite, the Tax Indemnifying Party shall advance (on an interest free basis) to the Tax Indemnified Party the amount of such Taxes or fee for such bond (but in no event shall the amount of such advance exceed the Tax Indemnifying Party's liability under this Section 12). Notwithstanding anything to the contrary in this Section 12, any interest, penalties, fines or additions to Tax resulting solely from, and solely to the extent attributable to, the failure of the Tax Indemnified Party to act in a timely manner, including in filing Tax Returns or making Tax payments, shall not be indemnifiable hereunder and shall be the sole responsibility of the Tax Indemnified Party.

                             (vii) Any payment required under this Section 12 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621 (a) (2) of the Code for each day until paid.

                             (viii) Buyer and Seller shall cooperate in the defense or prosecution of any Tax Claim. Such cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                             (ix) No investigation by Buyer or any of its Affiliates at or prior to the Closing shall relieve Seller of any liability hereunder.

                     (c)     Tax Covenants.

                             (i) Inclusion of the Constituent Companies in Consolidated Federal Tax Return. Seller shall include the Constituent Companies through the Closing Date in its consolidated Federal Tax Return and in those state and local Tax returns that are required to be filed by the Seller or a member of the Seller Group on a consolidated, combined or unitary basis and which include any of the Constituent Companies through the Closing Date, shall file timely all such Tax Returns with the appropriate Taxing Authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

                             (ii)     Filing of Separate Tax Returns for
                     Taxable Year. With respect to each Tax Return covering a Taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to any of the Constituent Companies (other than the consolidated, combined or unitary Tax Returns described in subsection (i) of this section (c)), the Seller shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Not later than five (5) days prior to the due date (including extensions) of such Tax Return, Seller shall deliver to Buyer (A) the original of such Tax Return, and (B) the amount of any Tax shown to be due and payable on such Tax Return. The Buyer shall cause the Constituent Company to file timely such Tax Return with the appropriate Taxing Authority and to pay the amount of Taxes shown to be due and payable on such Tax Return.

                             (iii) Overlap Tax Period Tax Returns. Not later than sixty (60) days prior to the due date (including extensions) for filing the Tax Return (other than Tax Returns described in subsection (i) of this section (c)) with respect to each Overlap Tax Period of any of the Constituent Companies, the Seller shall deliver to Buyer a statement (a "Pro-Forma Tax Return") setting forth the Tax Items attributable to the

                     Pre-Closing Tax Period (determined in accordance with
                     Section 12(b)(iii) hereof) required to be included on such Tax Return and a calculation of the Tax liability attributable to such Pre-Closing Tax Period determined by applying the applicable rate to the net income as set forth on such Pro- Forma Tax Return (the "Pro-Forma Tax Liability"). Unless Buyer objects to such Pro-Forma Tax Return or such Pro-Forma Tax Liability within fifteen (15) business days, such Pro-Forma Tax Return and Pro-Forma Tax Liability shall be considered agreed to by Buyer and Seller. If Buyer timely objects to the treatment of any Tax Item on the Pro-Forma Return or the calculation of the Pro-Forma Tax Liability, Buyer and Seller shall endeavor in good faith to resolve such dispute. If Buyer and Seller are unable to resolve such dispute, the matter shall be referred to a nationally recognized accounting firm with no affiliation or relationship whatsoever with Buyer, Seller or their affiliates (the "Accounting Referee") which shall be chosen and mutually acceptable to both Buyer and Seller. The Accounting Referee shall be instructed that in making its determination, Seller's position with respect to any disputed Tax Item or the Pro-Forma Tax Liability shall be upheld unless such position is clearly erroneous. The costs associated with the services of the Accounting Referee shall be borne equally by Buyer and Seller. Following resolution of any disputes, the Buyer shall cause the Tax Items attributable to the Pre-Closing Tax Period and Post-Closing Tax Period to be included on the applicable Tax Return, shall file timely such Tax Return with the appropriate Taxing Authority and shall pay timely all Taxes due with respect to the period covered by such Tax Return. Not later than five (5) days prior to the due date (including extensions) for filing such Tax Return, Seller shall pay to Buyer the amount of the Pro-Forma Tax Liability reduced by the aggregate amount of any estimated Tax payments made by Seller with respect to such Pro-Forma Tax Liability.

                             (iv)     Termination of Existing Tax Sharing
                     Agreements. Any and all existing Tax sharing agreements or arrangements binding any of the Constituent Companies and any other agreement, express or implied, relating to Taxable income shall be terminated effective as of the Closing.

                             (v)      Tax Information.  (1) On or before sixty
                     (60) days prior to the due date for the Seller Group's Federal Tax Return for the Taxable year ending December 31, 1997, Buyer shall deliver to Seller information concerning the Constituent Companies (to the extent Buyer is in possession of the records necessary to compile such information and such information has not already been delivered to Seller by the Constituent Companies) so that Seller can prepare and file its consolidated Federal Tax Return, each combined, consolidated or unitary state Tax Return and any other Tax Return which includes the Constituent Companies for the Taxable year ending December 31, 1997. Not later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller information concerning the Constituent Companies for the period from January 1, 1998 through the Closing Date (to the extent Buyer is in possession of the records necessary to compile such information and such information has not already been delivered to Seller by the Constituent Companies) so that Seller can prepare and file its consolidated Federal Tax Return, and each consolidated, combined or unitary state Tax Return required to be filed by Seller or a member of the Seller Group, other than the Constituent Companies, for the Taxable year ending December 31, 1998 and each Pro-Forma Tax Return.

                             (vi) Transfer Tax. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York City Transfer Tax and any similar tax imposed in other states or subdivisions) shall be paid by the party on whom such Tax would be imposed under applicable laws of the jurisdiction imposing such Tax.

                             (vii) Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree
                     (A) to retain all books and records with respect to Tax matters pertinent to the Constituent Companies relating to any Pre-Closing Taxable Period until the expiration of the applicable statute of limitations has expired, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to uses their best efforts to obtain any certificate or other document from any governmental authority or customer of any Constituent Company or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                             (viii) Section 338(h)(10) Elections; Allocation of Purchase Price. Seller, as the common parent of the Seller Group, and Buyer shall join in making the Section 338(h)(10) Elections within the period required by applicable law. On the Closing Date, Buyer shall deliver to Seller an Internal Revenue Service Form 8023 (the "Original Form 8023") and any similar form under applicable state income tax law (the "Original State Forms") with respect to the Section 338(h)(10) Elections, which shall have been substantially completed except for information related to the allocation of the Purchase Price among the Constituent Companies and among the assets of the Constituent Companies. Seller shall cause such Original From 8023 and Original State Forms to be duly executed by an authorized person for Seller and shall deliver such forms to a designated escrow agent (the "Escrow Agent") who shall administer such forms in accordance with an Escrow Agreement to be signed by Buyer and Seller at Closing. Within one-hundred and twenty
                     (120) days after

                     Closing, Seller shall deliver to Buyer a schedule setting forth (A) an allocation of the Purchase Price among the Constituent Companies and (B) an allocation of the Purchase Price (so allocated) and liabilities of each Constituent Company among the classes of assets of each such Constituent Company consistent with the requirements of Section 338(h)(10) and the regulations thereunder (the "Allocation Schedule"). Also within one-hundred and twenty (120) days after Closing, Seller shall deliver to the Escrow Agent a completed and duly executed Internal Revenue Service Form 8023 and accompanying schedules (the "Final Form 8023") and completed and duly executed State Forms including any required schedules (the "Final State Forms") at which time the Escrow Agent shall return to Seller the Original Form 8023 and the Original State Forms. Should Seller fail to deliver the Final Form 8023 and the Final State Forms to the Escrow Agent in accordance with the preceding sentence, the Escrow Agent shall promptly release to Buyer the Original Form 8023 and the Original State Forms and such forms shall thereafter be considered final. The Final Form 8023 and the Final State Forms shall be prepared consistent with the Allocation Schedule and Buyer and Seller agree that the allocation of the purchase price and liabilities of the Constituent Companies as set forth on the Allocation Schedule shall be used for all purposes (including Tax and financial accounting purposes) and that Seller, Buyer, and each of the Acquired Companies shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such Allocation Schedule.

                             (ix)     Tax Refunds.  Tax refunds for Taxes
                     relating to any Pre-Closing Tax Period received by the Buyer and after the Closing, by any of the Constituent Companies, shall be paid to Seller no later than fifteen
                     (15) days of receipt of any such Tax Refund.

            13. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and its obligations hereunder to a wholly owned subsidiary of Buyer without the prior written consent of Seller; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this
    Section 13 shall be void.

            14.      No Third-Party Beneficiaries.  Except as provided in
    Section 11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

            15.      Termination.

                     (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                             (i)      by mutual written consent of Seller and
                     Buyer;

                             (ii) by Seller if (A) any of the conditions set forth in Sections 3(a)(viii) or 3(b) shall have become incapable of fulfillment, and shall not have been waived by Seller or (B) the underwriting agreement of even date herewith between Guinness Mahon & Co. Limited, HSBC Investment Bank PLC and Buyer (the "Underwriting Agreement") shall have been terminated;

                             (iii) by Seller if, before the Closing Date, Seller's board of directors shall have withdrawn or modified its approval of this Agreement or the transactions contemplated hereby in connection with a Superior Transaction Proposal under the terms, conditions and procedures set forth in Section 5(c);

                             (iv) by Buyer if (A) any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer or
                     (B) the Underwriting Agreement shall have been terminated;
                     or

                             (v) by either party hereto, if the Closing does not occur on or prior to July 31, 1998;

            but only if the party seeking termination pursuant to clause (ii),
            (iv) or (v) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

                     (b) In the event of termination by Seller or Buyer pursuant to this Section 15, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                             (i) Buyer shall return all documents and other material received from Seller or the Company, or any of their respective employees, officers or agents relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

                             (ii) all confidential information received by Buyer with respect to the business of the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                     (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this
            Section 15, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 19 relating to certain expenses, (iii) Section 20 relating to the Break-up Fee (as defined),

            (iv) Section 8(c) relating to publicity, (v) Section 26 relating to finder's fees and broker's fees and (vi) this Section 15. Nothing in this Section 15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

            16. Survival of Representations. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties contained in Sections 4(c), 4(h), 6(c), 6(e) and 6(f)) shall survive the Closing solely for purposes of Section 11(a), 11(b) and 11(c) and shall terminate at the close of business 18 months after the Closing Date; provided, however, that the representations and warranties contained in Sections 4(h), 6(c), 6(e) and 6(f) shall survive the Closing until the day following the expiration of the applicable statute of limitation and the representations and warranties contained in Section 4(c) shall survive the Closing and shall terminate at the close of business ten years after the Closing Date.

            17. Effect of Representations, Warranties, Covenants and Agreements of Seller. The parties hereto agree that the representations, warranties, covenants and agreements of Seller contained herein or in any schedule or exhibit hereto are made for purposes of this Agreement only and are made by Seller solely in conjunction with the execution of this Agreement and with the closing conditions and indemnification provisions set forth in Sections 3, 11 and 12 of this Agreement. The parties agree that the representations, warranties, covenants and agreements of Sections 4, 11 and 12 contained in this Agreement shall not provide the basis for any action or remedy other than as set forth in, or permitted by, this Agreement.

            18. Remedies Exclusive. The parties hereto agree that the sole and exclusive remedies for breaches of this Agreement, for negligence, negligent misrepresentation or for any tort (but not any tort based upon intent to deceive) committed in connection with the transactions described in, or contemplated by, this Agreement are those set forth in this Agreement, and that no claim may be made by any party hereto for any matter in connection with the transactions described in, or contemplated by, this Agreement unless specifically set forth in this Agreement and then only pursuant to the terms of this Agreement.

            19. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

            20. Break-Up Fees. (a) If this Agreement is terminated by Seller pursuant to Section 15(a)(iii) hereof or due to a breach of Section 5(c) by Seller in connection with the acceptance by Seller of an offer to purchase the Company by a purchaser other than Buyer, Seller shall pay to Buyer simultaneously with such termination (by wire transfer of immediately available funds to an account designated by Buyer for such purpose), a fee in an amount equal to $8,100,000 (the "Break-Up Fee").

                     (b) If this Agreement is terminated by Seller pursuant to Section 15(a)(ii)(B) hereof or by Buyer pursuant to Section 15(a)(iv)(B), Buyer shall pay to Seller simultaneously with such termination (by wire transfer of immediately available funds to an account designated by Seller for such purpose), a fee in an amount equal to the Break-Up Fee.

            21. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                     (i)     if to Buyer,

                             The Corporate Services Group PLC
                             Glaston Park, Spring Lane
                             Glaston, Rutland
                             LE15 9BX
                             United Kingdom
                             Attention:  Jeffrey G. Fowler and Chris Martin

                             with a copy to:

                             Sonnenschein Nath & Rosenthal
                             8000 Sears Tower
                             Chicago, Illinois  60606
                             Attention:  Harold D. Shapiro

                     (ii)    if to Seller,

                             Metamor Worldwide, Inc.
                             4400 Post Oak Parkway, Suite 1100
                             Houston, Texas  77027
                             Attention:  Peter T. Dameris

                             with a copy to:

                             Vinson & Elkins L.L.P.
                             2300 First City Tower
                             1001 Fannin
                             Houston, Texas  77002
                             Attention:  Robert K. Hatcher

            22. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

            23. Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

            24. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

            25. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

            26. Fees. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Goldman, Sachs & Co. with respect to the Company and Salomon Smith Barney and such other investment banks as are participating in the financing activities related to the transactions contemplated hereby with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

            27. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

            28. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law principles of such State.

            29. Arbitration. If a party makes a good faith determination that a breach (or potential breach) of any of the confidentiality, non-competition, or intellectual property rights provisions of this Agreement by the other party may result in damages or consequences that will be immediate, severe, and incapable of adequate redress after the fact, so that a temporary restraining order or other immediate injunctive relief is necessary for a realistic and adequate remedy, that party may seek immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for injunctive relief, the parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA").
    This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the District of Delaware shall be entered upon the award made pursuant to the arbitration. The party submitting the dispute to arbitration (the "Disputing Party") shall notify the AAA and the other party in writing, describing in reasonable detail the nature of the dispute (the "Dispute Notice"). Within thirty (30) days of service of the Dispute Notice, each party shall select one arbitrator. The two arbitrators selected by the parties shall promptly thereafter select a third arbitrator, completing the "Arbitration Panel." While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall be no grounds for removal of either of the two party-appointed arbitrators that either such arbitrator has past or present minimal contacts with the appointing party. The Arbitration Panel shall conduct the arbitration in accordance with the Federal Rules of Evidence. The Arbitration Panel shall decide the amount and extent of pre-hearing discovery which is appropriate. The Arbitration Panel shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, however, that the Arbitration Panel shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under Applicable Laws, the parties hereby waiving their rights to recover any such damages. The Arbitration Panel shall award the prevailing party its costs and reasonable attorney's fees, and the losing party shall bear the entire cost of the arbitration, including the Arbitration Panel's fees. The Arbitration Panel's award shall, as between the parties and those in privity with them, be final and entitled to all of the protections and benefits of a final judgment (e.g., res judicata and collateral estoppel) as to all claims, including compulsory counterclaims, that would or could have been presented to the Arbitration Panel. Any arbitration shall be held in Wilmington, Delaware, for any claim brought by any party hereto. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated where the respondent is domiciled or resides as of the Closing Date in any action to enforce an arbitration award. With respect to any request for immediate injunctive relief, the state and federal courts in Wilmington, Delaware, shall have exclusive jurisdiction and venue over any such disputes. A party's breach of this Agreement shall not affect this agreement to arbitrate, and the parties' obligations under this agreement to arbitrate are enforceable even after termination of this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                        SELLER:

                                        Metamor Worldwide, Inc.


                                        By: /s/ Michael T. Willis
                                           -------------------------------
                                        Name: Michael T. Willis
                                             -----------------------------
                                        Title: President
                                              ----------------------------


                                        BUYER:

                                        The Corporate Services Group PLC


                                        By: /s/ Jeffrey G. Fowler
                                           -------------------------------
                                        Name: Jeffrey G. Fowler
                                             -----------------------------
                                        Title: Chairman
                                              ----------------------------